L & L Energy Announces Two Contracts to Supply Coal to Kunming Steel

SEATTLE, April 18, 2011 – L & L Energy, Inc., (Nasdaq: LLEN) (“L&L” or the “Company”), a U.S.-based company since 1995 with coal mining and distribution businesses in China, announced today that it entered into two purchase contracts to supply in total 700,000 tons of coal to Kunming Iron & Steel Group Co., Ltd. of China (“KISC”).

The first purchase contract will provide 300,000 tons of coal mined from L&L’s China operation sold via L&L subsidiary KMC to KISC over a 12 months period. The second contract will be for an additional 400,000 tons of US coal from L&L’s US operation when coal is available. The contract signing ceremony was held on April 14, 2011 during the US investors visit days in L&L China operational headquarters at Kunming, China by the executives of both L&L and KISC

KISC is a long term customer of L&L, and the largest iron and steel producer in Yunnan Province, with 30,000 employees, over $2.6 billion in assets and more than $1 billion in revenues in 2010.  KISC exports its steel products to Germany, Japan, and Singapore.

Ed Moy, VP of L&L who is the former US Director of the U.S. Mint, witnessed the contract signing ceremony and commented, “We are very pleased to extend our sales with KISC and look forward to continuing our long term relationship with Yunnan’s largest iron and steel producer.”

About L & L Energy

L & L Energy (Nasdaq: LLEN) was founded in 1995, is headquartered in Seattle, is engaged in coal mining, washing, coking and distribution in Yunnan and Guizhou Provinces, and is expanding its coal operations in the U.S. with the Bowie Mine in Colorado. The Company has operations and offices in Kunming, Guizhou, Shenzhen, Guangzhou, Hong Kong, and Taipei and produces thermal and metallurgical coals. During the fiscal year ended April 30, 2010, the Company achieved impressive revenue growth of 167% and net income growth of 230% over the previous fiscal year. In June 2010, L & L's stock was added to the Russell 3000® Index. For more information, see www.llenergyinc.com.

Forward-Looking Statements

The statements contained words that are not historical fact, including but not limited to, statements related to Company's future performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. Actual results of the future events described in this document could differ materially due to numerous factors and other made by the company filing with the Securities and Exchange Commission. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contacts:

Gary Eelman

RedChip Companies, Inc.

(800) 733-2447, Ext. 130

GaryE@redchip.com

http://www.redchip.com

David Niederman

The Blueshirt Group

(503) 720-8878

ir@llenergyinc.com

SOURCE: L & L Energy, Inc.